Exhibit 10.1

[Insert Dealer Name]

[Insert Dealer Address]

[ ], 2019

To:	Akamai Technologies, Inc.

150 Broadway

Cambridge, Massachusetts 02142

Attention:              Edward McGowan, Executive Vice President & Chief Financial Officer

Telephone No.:     (617) 444-3000

Facsimile No.:      (617) 444-3001

Re:	[Base] [Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [                    ] (“Dealer”) and Akamai Technologies, Inc. (“Counterparty”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous agreements and serve as the final documentation for the Transaction.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated August [            ], 2019 (the “Offering Memorandum”) relating to the [    ]% Convertible Senior Notes due 2027 (as originally issued by Counterparty, the “Convertible Notes” and each USD 1,000 principal amount of Convertible Notes, a “Convertible Note”) issued by Counterparty in an aggregate initial principal amount of USD 1,000,000,000 [as increased by up to an aggregate principal amount of USD 150,000,000 if and to the extent that the Initial Purchasers (as defined herein) exercise their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)] [as increased by an aggregate principal amount of USD [150,000,000] in connection with the exercise by the Initial Purchasers (as defined herein) of their option to purchase additional Convertible Notes pursuant to the Purchase Agreement (as defined herein)] pursuant to an Indenture [to be] dated August [            ], 2019 between Counterparty and U.S. Bank National Association, as trustee (the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein, in each case, will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties] [Indenture as executed]. Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement pursuant to (x) Section 10.01(j) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of the Convertible Notes in the Offering Memorandum or (y) pursuant to Section 14.07 of the Indenture, subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

      Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.            This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the 2002 ISDA Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form (but without any Schedule except for the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine)) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

	Trade Date:	[ ], 2019

	Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date

	Option Style:	“Modified American”, as described under “Procedures for Exercise” below

	Option Type:	Call

	Buyer:	Counterparty

	Seller:	Dealer

	Shares:	The common stock of Counterparty, par value USD 0.01 per share (Exchange symbol “AKAM”)

	Number of Options:	[ ]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.

	Applicable Percentage:	[ ]%

	Option Entitlement:	A number equal to the product of the Applicable Percentage and [ ]

	Strike Price:	USD [ ]

	Premium:	USD [ ]

	Premium Payment Date:	[ ], 2019

Exchange:	The NASDAQ Global Select Market

Related Exchange(s):	All Exchanges

Excluded Provisions:	Section 14.03 and Section 14.04(h) of the Indenture.

Procedures for Exercise.

Conversion Date:	With respect to any conversion of a Convertible Note, the date on which the Holder (as such term is defined in the Indenture) of such Convertible Note satisfies all of the requirements for conversion thereof as set forth in Section 14.02(b) of the Indenture. Options may only be exercised hereunder on a Conversion Date in respect of the Convertible Notes and only in an amount equal to the number of USD 1,000 principal amount of Convertible Notes converted on such Conversion Date.

Free Convertibility Date:	May 1, 2027

Expiration Time:	The Valuation Time

Expiration Date:	September 1, 2027, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under “Automatic Exercise” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions and subject to Section 9(i)(iii), on each Conversion Date, a number of Options equal to [(i)] the number of Convertible Notes in denominations of USD 1,000 as to which such Conversion Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Conversion Date under the Base Call Option Transaction Confirmation letter agreement dated August [ ], 2019 between Dealer and Counterparty (the “Base Call Option Confirmation”),] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.

Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, in order to exercise any Options on any Conversion Date, Counterparty must notify Dealer in writing before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the scheduled first day of the Settlement Averaging Period for the Options being exercised of (i) the number of such Options (and the number of USD 1,000 principal amount of Notes being converted on such Conversion Date), (ii) the scheduled first day of the Settlement Averaging Period (the “SAP Notice Deadline”) and the scheduled Settlement Date and (iii) if Counterparty elects a Settlement Method for such Options other than Net Share Settlement, such notice shall also include information, representations, acknowledgments and agreements required pursuant to “Settlement Method Election Conditions” below; provided that in respect of any Options relating to Convertible Notes with a Conversion Date occurring on or after the Free Convertibility Date, (A) such notice may be given at any time before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date (such time, together with the SAP Notice Deadline, the “Notice Deadline”) and need only specify the information required in clause (i) above, and (B) if the Settlement Method for such Options is not Net Share Settlement, Dealer shall have received a separate notice (the “Notice of Final Settlement Method”) in respect of all such Convertible Notes before 5:00 p.m. (New York City time) on the Free Convertibility Date specifying the information required in clause (iii) above; provided further that, notwithstanding the foregoing, such notice (and the related exercise of Options) shall be effective if given after the Notice Deadline but prior to 5:00 p.m. (New York City time) on the fifth Scheduled Valid Day following the Notice Deadline and, in respect of any Options in respect of which such notice is delivered after the relevant Notice Deadline, the Calculation Agent shall have the right to adjust the amount of cash payable and/or the number of Shares deliverable by Dealer with respect to such Options in a commercially reasonable manner as appropriate to reflect the additional costs (including, but not limited to, hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities (including the unwinding of any hedge position) as a result of Dealer not having received such notice on or prior to the Notice Deadline.

Valuation Time:	The close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:

“‘Market Disruption Event’ means (i) a failure by the primary U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant securities exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	For any Option, Net Share Settlement; provided that Counterparty may elect Cash Settlement or Combination Settlement for such Option if the Settlement Method Election Conditions have been satisfied and Counterparty shall have notified Dealer of the Settlement Method in the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option; provided further that if Counterparty has elected to settle its conversion obligations in respect of the related Convertible Notes (A) entirely in Shares pursuant to Section 14.02(a)(iv)(A) of the Indenture (together with cash in lieu of fractional Shares) (such settlement method, “Settlement in Shares”), or (B) (x) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Option Cash Amount (as defined below) less than USD 1,000 (such settlement method, “Low Cash Combination Settlement”), or (y) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Option Cash Amount (as defined below) equal to USD 1,000, then, in each case, the relevant Settlement Method for such Option shall be Net Share Settlement.

Settlement Method Election Conditions:	In order to elect a Settlement Method other than Net Share Settlement for any Option, the Notice of Exercise or Notice of Final Settlement Method, as applicable, shall contain:

(i) Counterparty’s election of such other Settlement Method for the related Convertible Notes which shall correspond to Counterparty’s election under the Convertible Notes of whether it elects to settle its conversion obligations in respect of the related Convertible Notes:

(A) in a combination of cash and Shares pursuant to Section 14.02(a)(iv)(C) of the Indenture with a Specified Option Cash Amount (as defined below) greater than USD 1,000, in which case such other Settlement Method shall be Combination Settlement; or

(B) entirely in cash pursuant to Section 14.02(a)(iv)(B) of the Indenture, in which case such other Settlement Method shall be Cash Settlement;

(ii) if such other Settlement Method is Combination Settlement, the fixed amount of cash per Convertible Note applicable to the settlement of each related Convertible Note (the “Specified Option Cash Amount”);

(iii) a representation that, on the date of such Notice of Exercise or Notice of Final Settlement Method, as applicable, Counterparty is not in possession of any material non-public information with respect to Counterparty or the Shares;

(iv) a representation that Counterparty is electing the settlement method for the related Convertible Note and such Settlement Method in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(v) a representation that Counterparty has not entered into or altered any hedging transaction relating to the Shares corresponding to or offsetting the Transaction;

(vi) a representation that Counterparty is not electing the settlement method for the related Convertible Note and such Settlement Method to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares); and

(vii) an acknowledgment by Counterparty that (A) any transaction by Dealer following Counterparty’s election of the settlement method for the related Convertible Note and such Settlement Method shall be made at Dealer’s sole discretion and for Dealer’s own account and (B) Counterparty does not have, and shall not attempt to exercise, any influence over how, when, whether or at what price to effect such transactions, including, without limitation, the price paid or received per Share pursuant to such transactions, or whether such transactions are made on any securities exchange or privately.

Net Share Settlement:	If Net Share Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will deliver to Counterparty, on the relevant Settlement Date for each such Option, a number of Shares (the “Net Share Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for each such Option, of (i) (a) the Daily Option Value for such Valid Day, divided by (b) the Relevant Price on such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Net Share Settlement Amount for any Option exceed a number of Shares equal to the Applicable Limit for such Option divided by the Applicable Limit Price on the Settlement Date for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Net Share Settlement Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Combination Settlement:	If Combination Settlement is applicable to any Option exercised or deemed exercised hereunder, Dealer will pay or deliver, as the case may be, to Counterparty, on the relevant Settlement Date for each such Option:

(i) an amount of cash (the “Combination Settlement Cash Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (A) an amount (the “Daily Combination Settlement Cash Amount”) equal to the lesser of (1) the product of (x) the Applicable Percentage and (y) the excess of (i) the Specified Option Cash Amount over (ii) USD 1,000 and (2) the Daily Option Value, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Cash Amount for such Valid Day shall be deemed to be zero; and

(ii) a number of Shares (the “Combination Settlement Share Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of a number of Shares for such Valid Day (the “Daily Combination Settlement Share Amount”) equal to (A) (1) the Daily Option Value on such Valid Day minus the Daily Combination Settlement Cash Amount for such Valid Day, divided by (2) the Relevant Price on such Valid Day, divided by (B) the number of Valid Days in the Settlement Averaging Period; provided that if the calculation in clause (A)(1) above results in zero or a negative number for any Valid Day, the Daily Combination Settlement Share Amount for such Valid Day shall be deemed to be zero;

provided that in no event shall the sum of (x) the Combination Settlement Cash Amount for any Option and (y) the Combination Settlement Share Amount for such Option multiplied by the Applicable Limit Price on the Settlement Date for such Option exceed the Applicable Limit for such Option.

Dealer will pay cash in lieu of delivering any fractional Shares to be delivered with respect to any Combination Settlement Share Amount valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Cash Settlement:	If Cash Settlement is applicable to any Option exercised or deemed exercised hereunder, in lieu of Section 8.1 of the Equity Definitions, Dealer will pay to Counterparty, on the relevant Settlement Date for each such Option, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount exceed the Applicable Limit for such Option.

Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) the Relevant Price on such Valid Day less the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.

Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the Holder (as defined in the Indenture) of the related Convertible Note upon conversion of such Convertible Note and (B) the number of Shares, if any, delivered to the Holder (as defined in the indenture) of the related Convertible Note upon conversion of such Convertible Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.

Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page “AKAM <equity>” (or its equivalent successor if such page is not available).

Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange or market on which the Shares are listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.

Business Day:	Any day other than a Saturday, a Sunday or a day on which the Federal Reserve Bank of New York is authorized or required by law or executive order to close or be closed.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “AKAM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or, if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day determined by the Calculation Agent using a volume-weighted average method, if practicable). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

Settlement Averaging Period:	For any Option and regardless of the Settlement Method applicable to such Option:

(i) if the related Conversion Date occurs prior to the Free Convertibility Date, the 30 consecutive Valid Day period beginning on, and including, the second Valid Day after such Conversion Date; provided that if the Notice of Exercise for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 60 consecutive Valid Day period beginning on, and including, the second Valid Day after such Conversion Date; or

(ii)  if the related Conversion Date occurs on or after the Free Convertibility Date, the 30 consecutive Valid Day period beginning on, and including, the 31st Scheduled Valid Day immediately preceding the Expiration Date; provided that if the Notice of Exercise or Notice of Final Settlement Method, as applicable, for such Option specifies that Settlement in Shares or Low Cash Combination Settlement applies to the related Convertible Note, the Settlement Averaging Period shall be the 60 consecutive Valid Day period beginning on, and including, the 61st Scheduled Valid Day immediately preceding the Expiration Date.

Settlement Date:	For any Option, the second Business Day immediately following the last Valid Day of the Settlement Averaging Period for such Option.

Settlement Currency:	USD

Other Applicable Provisions:	The provisions of Sections 9.1(c), 9.8, 9.9 and 9.11 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Share Settled.” “Share Settled” in relation to any Option means that Net Share Settlement or Combination Settlement is applicable to that Option.

Representation and Agreement:	Notwithstanding anything to the contrary in Equity Definitions (including, but not limited to, Section 9.11 thereof), the parties acknowledge that (i) any Shares delivered to Counterparty may be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status as issuer of the Shares under applicable securities laws, (ii) Dealer may deliver any Shares required to be delivered hereunder in certificated form in lieu of delivery through the Clearance System and (iii) any Shares delivered to Counterparty may be “restricted securities” (as defined in Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”)).

3.	Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

	Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Conversion Rate” or the composition of a “unit of Reference Property” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Conversion Value” or “Daily Settlement Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty to Holders (as such term is defined in the Indenture) of the Convertible Notes (upon conversion or otherwise) or (y) any other transaction in which Holders (as such term is defined in the Indenture) of the Convertible Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the fourth sentence of the first paragraph of Section 14.04(c) of the Indenture or the fourth sentence of the first paragraph of Section 14.04(d) of the Indenture).

	Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding and equivalent adjustment in respect of any adjustment under the Indenture to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction to the extent an analogous adjustment would be made pursuant to the Indenture in connection with such Potential Adjustment Event.

Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below, if the Calculation Agent reasonably and in good faith determines that any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.05 of the Indenture or any supplemental indenture entered into pursuant to Section 14.07(a) of the Indenture or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets) is materially incorrect, then, in each such case, the Calculation Agent will determine the relevant adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Convertible Note under the Indenture because the relevant Holder (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Conversion Date, then the Calculation Agent shall make an adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event.

Dilution Adjustment Provisions:	Sections 14.04(a), (b), (c), (d) and (e) and Section 14.05 of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Specified Transaction” in Section 14.07(a) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 14.04(e) of the Indenture.

Consequences of Merger Events / Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer that results in an adjustment under the Indenture, the Calculation Agent shall make a corresponding and equivalent adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the Conversion Rate pursuant to any Excluded Provision; provided further that, notwithstanding the foregoing, if the Calculation Agent reasonably and in good faith determines that any adjustment to the Convertible Notes that involves an exercise of discretion by Counterparty or its board of directors (including, without limitation, pursuant to Section 14.07(a) of the Indenture) is materially incorrect, then, in each such case, the Calculation Agent will determine the relevant adjustment to be made to any one or more of the nature of the Shares, Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the

Transaction in a commercially reasonable manner; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia or will not be (x) the Issuer or (y) a wholly owned subsidiary of the Issuer that has become the obligor on the Convertible Notes and the contractual obligations of which, including its obligations under the Convertible Notes, are fully and unconditionally guaranteed by the Issuer, in each case, following such Merger Event or Tender Offer, then Cancellation and Payment (Calculation Agent Determination) may apply in Dealer’s sole discretion.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (a) adding in the last line after “on its tax position)” the following: “; provided that such party has undertaken, and was unable after using commercially reasonable efforts, to utilize alternative Hedge Positions on commercially reasonable pricing terms, as long as (i) it would not violate any applicable law, rule, regulation or policy of such party to hold, acquire or dispose of such alternative Hedge Positions or Shares and (ii) such party would not incur a materially increased cost in performing its obligations under such Transaction or entering into and performing such alternative Hedge Positions (including, without limitation, due to any tax, duty, expense or fee, or any increase in tax liability, decrease in tax benefit or other adverse effect on its tax position), (b) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute),” and (c) replacing the word “Shares” with the phrase “Hedge Positions”.

Failure to Deliver:	Applicable

Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two phrases at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii)  Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

Increased Cost of Hedging:	Applicable; provided that that Section 12.9(a)(vi)(A) of the Equity Definitions is amended by (i) inserting the words “in its reasonable discretion” after the word “necessary” in the fourth line thereof, and (ii) inserting the following parenthetical immediately following the term “equity price risk” in the fifth line thereof: “(including, for the avoidance of doubt and without limitation, stock price risk and volatility risk)”.

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Extraordinary Events, Dealer; provided that following any determination or calculation by the Determining Party hereunder, upon a written request from either party, the Determining Party will promptly (but in any event within three Scheduled Trading Days) provide to such party a statement displaying in reasonable detail the basis for such determination or calculation (including, without limitation, any quotes, market data or information from internal or external sources and any assumptions used in making such determination or calculation) as the case may be (it being understood that the Determining Party shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such determination or calculation, as the case may be).

Non-Reliance:	Applicable

Agreements and Acknowledgments
	Regarding Hedging Activities:	Applicable

	Additional Acknowledgments:	Applicable

4.	Calculation Agent.	Dealer, unless an Event of Default has occurred and is continuing pursuant to Section 5(a)(vii) of the Agreement with respect to which Dealer is the Defaulting Party, in which case Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to replace Dealer as Calculation Agent, and the parties shall work in good faith to execute any appropriate documentation required by such replacement Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any determination or calculation by the Calculation Agent hereunder (including for the avoidance for doubt, any determination by the Calculation Agent of any adjustment to the terms of the Transaction pursuant to the second paragraph under “Method of Adjustment” in Section 3 above), upon a written request from either party, the Calculation Agent will promptly (but in any event within three Scheduled Trading Days) provide to such party a statement displaying in reasonable detail the basis for such determination or calculation (including, without limitation, any quotations, market data or information from internal or external sources and any assumptions used in making such determination or calculation), as the case may be (it being understood that the Calculation Agent shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such determination or calculation, as the case may be).

5.	Account Details.

	(a)	Account for payments to Counterparty:

		Bank:	JPMorgan Chase Bank
		ABA#:	021000021
		SWIFT:	CHASUS33
		Acct Name:	AKAMAI TECHNOLOGIES INC.
		Acct No.:	323227414

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

	(b)	Account for payments to Dealer:

		Bank:	[ ]
[ ]
[ ]
		ABA#:	[ ]
		SWIFT:	[ ]
		Acct Name:	[ ]
		Acct No.:	[ ]

Account for delivery of Shares from Dealer:

To be provided by Dealer.

6.	Offices.

	(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

	(b)	The Office of Dealer for the Transaction is: [ ]

[ ]
[ ]
[ ]

7.	Notices.

	(a)	Address for notices or communications to Counterparty:

		To:	Akamai Technologies, Inc.
150 Broadway (145 Broadway effective November 1, 2019)
Cambridge, Massachusetts 02142
		Attention:	Edward McGowan, Executive Vice President & Chief Financial Officer
		Telephone:	(617) 444-3000
		Facsimile:	(617) 444-3001
		Email:	emcgowan@akamai.com

With a copy of all legal notices to:

Akamai Technologies, Inc.
150 Broadway (145 Broadway effective November 1, 2019)
Cambridge, Massachusetts 02142
		Attention:	Aaron Ahola, Executive Vice President, General Counsel & Corporate Secretary
		Facsimile:	(617) 444-3001
		Email:	aahola@akamai.com

With a copy of all legal notices to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
		Attention:	Susan Murley
		Facsimile:	(617) 526-5000
		Email:	susan.murley@wilmerhale.com

	(b)	Address for notices or communications to Dealer:

		To:	[ ]
[ ]
[ ]
		Attention:	[ ]
		Telephone:	[ ]
		Facsimile:	[ ]
		Email:	[ ]
		With a copy to:	[ ]
[ ]
[ ]
		Attention:	[ ]
		Telephone:	[ ]
		Facsimile:	[ ]
		Email:	[ ]

8.	Representations and Warranties of Counterparty.

Counterparty hereby represents and warrants to Dealer that each of the representations and warranties of Counterparty set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of August [ ], 2019, among Counterparty and J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and BofA Securities, Inc., as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), is true and correct and is hereby deemed to be repeated to Dealer as if set forth herein. Counterparty hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

	(a)	Counterparty has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s part; and this Confirmation has been duly and validly executed and delivered by Counterparty and constitutes its valid and binding obligation, enforceable against Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

	(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of Counterparty hereunder will conflict with or result in a breach of (i) the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, (ii) any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or (iii) any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2018, as updated by any subsequent filings, to which Counterparty or any of its subsidiaries is a party or by which Counterparty or any of its subsidiaries is bound or to which Counterparty or any of its subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument, other than, in the case of clause (iii), any such conflict, breach, default or lien that would not have a material adverse effect on Counterparty’s ability to perform its obligations under the Transaction.

	(c)	No consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by Counterparty of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act or state securities laws.

	(d)	Counterparty is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company,” as such term is defined in the Investment Company Act of 1940, as amended.

	(e)	Counterparty is an “eligible contract participant,” as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended.

	(f)	Counterparty is not, on the date hereof, in possession of any material non-public information with respect to Counterparty or the Shares.

	(g)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

	(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing and (C) has total assets of at least USD 50 million.

	(i)	The assets of Counterparty do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.

	(j)	Counterparty has received, read and understands the OTC Options Risk Disclosure Statement provided by Dealer and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.

9.	Other Provisions.

	(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

	(b)	Repurchase Notices. Counterparty shall, on any day on which Counterparty effects any repurchase of Shares or consummates or otherwise executes or engages in any transaction or event (a “Conversion Rate Adjustment Event”) that would lead to an increase in the Conversion Rate (as such term is defined in the Indenture), promptly give Dealer a written notice of such repurchase or Conversion Rate Adjustment Event (a “Repurchase Notice”) on such day if following such repurchase or Conversion Rate Adjustment Event, as the case may be, the number of outstanding Shares as determined on such day is (i) less than [ ] million (in the case of the first such notice) or (ii) thereafter more than [ ] million less than the number of Shares included in the immediately preceding Repurchase Notice. Counterparty agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. Counterparty shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Counterparty shall not be liable for any losses, claims, damages or liabilities (or expenses relating thereto) of any Indemnified Person that result from the bad faith, gross negligence or willful misconduct of such Indemnified Person. Counterparty shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then Counterparty hereunder, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities. The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity; provided that in no event shall Counterparty be responsible hereunder for any fees and expenses of more than one counsel (in addition to any local counsel) for all Indemnified Persons in connection with any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand in the same jurisdiction. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Counterparty is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Counterparty shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.

(d)	No Manipulation. Counterparty is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

	(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited, to the following conditions:

		(A)	With respect to any Transfer Options, Counterparty shall not be released from its notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

		(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended);

	(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

	(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay to Counterparty in the absence of such transfer and assignment;

	(E)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

	(F)	Without limiting the generality of clause (B), Counterparty shall cause the transferee to make such Payee Tax Representations and to provide such tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

	(G)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s consent, to any affiliate of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer generally for similar transactions, by Dealer or its ultimate parent, or (B) with Counterparty’s prior written consent (such consent not to be unreasonably withheld) to any other third party with a long-term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer and (2) A- by Standard and Poor’s Rating Group, Inc. or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that in the case of any such transfer or assignment under clause (A) or (B) above, an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment. If at any time at which (A) the Section 16 Percentage exceeds 8%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected

Transaction (and, for the avoidance of doubt, the provisions of Section 9(l) shall apply to any amount that is payable by Dealer to Counterparty pursuant to this sentence as if Counterparty were not the Affected Party); provided that in calculating any amount due following such designation, Dealer shall act in good faith and in a commercially reasonable manner and upon written request from Counterparty, Dealer will promptly provide to Counterparty a statement displaying in reasonable detail the basis for such calculation (it being understood that Dealer shall not be required to disclose any proprietary models or information or confidential models or information used by it in connection with such calculation). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

	(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(f)	Staggered Settlement. If upon advice of counsel with respect to applicable legal and regulatory requirements, including any requirements relating to Dealer’s hedging activities hereunder, Dealer reasonably determines that it would not be practicable or advisable to deliver, or to acquire Shares to deliver, any or all of the Shares to be delivered by Dealer on any Settlement Date for the Transaction, Dealer may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) as follows:

	(i)	in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (the first of which will be such Nominal Settlement Date and the last of which will be no later than the twentieth (20th) Exchange Business Day following such Nominal Settlement Date) and the number of Shares that it will deliver on each Staggered Settlement Date;

	(ii)	the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date; and

	(iii)	if the Net Share Settlement or Combination Settlement terms set forth above were to apply to the Nominal Settlement Date, then the Net Share Settlement or Combination Settlement terms will apply on each Staggered Settlement Date, except that the number of Shares deliverable pursuant to such terms will be allocated among such Staggered Settlement Dates as specified by Dealer in the notice referred to in clause (i) above.

(g)	[Insert relevant Dealer agency language, if any.] [Reserved.]

(h)	Adjustments. For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(i)	Additional Termination Events.

	(i)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Convertible Notes as set forth in Section 6.01 of the Indenture that results in an acceleration of the Convertible Notes pursuant to the terms of the Indenture, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

	(ii)	Promptly following any repurchase and cancellation of Convertible Notes, including without limitation pursuant to Article 15 of the Indenture in connection with a “Fundamental Change” (as defined in the Indenture), Counterparty shall notify Dealer in writing of such repurchase and cancellation and the number of Convertible Notes so repurchased and cancelled (any such notice, a “Repayment Notice”). Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of (x) any Repayment Notice, within the applicable time period set forth in the preceding sentence, and (y) a written representation and warranty by Counterparty that, as of the date of such Repayment Notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, shall constitute an Additional Termination Event as provided in this Section 9(i)(ii). Upon receipt of any such Repayment Notice and the related written representation and warranty, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which in no event shall be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of this Transaction corresponding to a number of Options (the “Repurchase Options”) equal to the lesser of (A) the number of such Convertible Notes specified in such Repayment Notice [minus the number of “Repurchase Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repurchase Options. Any payment hereunder with respect to such termination shall be calculated pursuant to

Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to this Transaction and a Number of Options equal to the number of Repurchase Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction.

(iii)	Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty, within the applicable time period set forth opposite “Notice of Exercise” in Section 2, of any Notice of Exercise in respect of Options that relate to Convertible Notes as to which additional Shares would be added to the Conversion Rate (as defined in the Indenture) pursuant to Section 14.03 of the Indenture in connection with a “Make-Whole Fundamental Change” (as defined in the Indenture) shall constitute an Additional Termination Event as provided in this Section 9(i)(iii). Upon receipt of any such Notice of Exercise, Dealer shall designate an Exchange Business Day following such Additional Termination Event (which Exchange Business Day shall in no event be earlier than the related settlement date for such Convertible Notes) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Make-Whole Conversion Options”) equal to the lesser of (A) the number of such Options specified in such Notice of Exercise [minus the number of “Make-Whole Conversion Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Convertible Notes] and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Make-Whole Conversion Options. Any payment hereunder with respect to such termination (the “Make-Whole Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Make-Whole Conversion Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (3) the terminated portion of the Transaction were the sole Affected Transaction (and, for the avoidance of doubt, in determining the amount payable pursuant to Section 6 of the Agreement, the Calculation Agent shall not take into account any adjustments to the Option Entitlement that result from corresponding adjustments to the Conversion Rate (as defined in the Indenture) pursuant to Section 14.03(a) of the Indenture); provided that the amount of cash payable in respect of such early termination by Dealer to Counterparty shall not be greater than the product of (x) the Applicable Percentage and (y) the excess of (I) (1) the number of Make-Whole Conversion Options, multiplied by (2) the Conversion Rate (as defined in the Indenture, and after taking into account any applicable adjustments to the Conversion Rate pursuant to Section 14.03(a) of the Indenture), multiplied by (3) a market price per Share determined by the Calculation Agent in a commercially reasonable manner over (II) the aggregate principal amount of such Convertible Notes, as determined by the Calculation Agent in a commercially reasonable manner. Counterparty may irrevocably elect in the relevant Notice of Exercise to receive any Make-Whole Unwind Payment in Shares, in which case, in lieu of making such Make-Whole Unwind Payment as set forth above, Dealer shall deliver to Counterparty, within a commercially reasonable period of time after such designation as determined by Dealer (taking into account existing liquidity conditions and Dealer’s hedging and hedge unwind activity or settlement activity in connection with such delivery) a number of Shares equal to (A) such Make-Whole Unwind Payment, divided by (B) a price per Share determined by the Calculation Agent in good faith and in a commercially reasonable manner; provided that Counterparty may elect to receive a Make-Whole Unwind Payment in Shares only if Counterparty represents and warrants to Dealer in writing on the date of such election that Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares.

(j)	Amendments to Equity Definitions.

(i) Section 12.9(b)(i) of the Equity Definitions is hereby amended by (1) replacing “either party may elect” with “Dealer may elect or, solely in the case of a Change in Law pursuant to clause (Y) of Section 12.9(a)(ii) in connection with which Counterparty is the party that will incur the materially increased cost that gives rise to such Change in Law, so long as Counterparty notifies Dealer of such occurrence within one Exchange Business Day and concurrently provides objective evidence of such occurrence to Dealer and delivers to Dealer a written representation and warranty by Counterparty that, as of the date of such notice, Counterparty is not in possession of any material non-public information regarding Counterparty or the Shares, Dealer shall elect” and (2) replacing “notice to the other party” with “notice to Counterparty” in the first sentence of such section.

(ii) Section 12.9(b)(vi) of the Equity Definitions is hereby amended by adding the phrase “, provided that the Non-Hedging Party may not elect to terminate the Transaction unless concurrently with electing to terminate the Transaction, it represents and warrants to the Hedging Party that neither it nor its officers and directors are in possession of any material non-public information with respect to the Non-Hedging Party or the Shares” at the end of subsection (C).

(k)	No Setoff. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) and 6(e) of the Agreement (any such amount, a “Payment Obligation”), Dealer shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Counterparty gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, the Tender Offer Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), the Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Counterparty remakes the representation set forth in Section 8(f) as of the date of such election and (c) Dealer agrees, in its sole discretion, to such election, in which case the provisions of Section 12.7 or Section 12.9 of the Equity Definitions, or the provisions of Section 6(d)(ii) and 6(e) of the Agreement, as the case may be, shall apply.

Share Termination Alternative:	If applicable, Dealer shall deliver to Counterparty the Share Termination Delivery Property on, or within a commercially reasonable period of time after, the date when the relevant Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable, in satisfaction of such Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

	Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation. For the avoidance of doubt, the parties agree that in determining the Share Termination Unit Price the Calculation Agent may consider the purchase price paid in connection with the purchase of Share Termination Delivery Property.

	Share Termination Delivery Unit:	One Share or, if a Nationalization, Insolvency or Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the type and amount of such property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event, as determined by the Calculation Agent.

	Failure to Deliver:	Applicable

	Other applicable provisions:	If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9 and 9.11 (as modified above) of the Equity Definitions and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable, except that all references to “Physically-settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units.” “Share Termination Settled” in relation to the Transaction means that the Share Termination Alternative is applicable to the Transaction.

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer based on the advice of counsel, the Shares (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty shall, at its election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered underwritten offering; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the Relevant Price on such Exchange Business Days, and in such amounts, requested by Dealer.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its good faith, commercially reasonable judgment (or, in the case of clause (ii) below only, based on the advice of counsel), that such postponement is reasonably necessary or appropriate (i) to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectation on the Trade Date, as determined by Dealer in its sole discretion) or (ii) to enable Dealer to effect transactions in Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that no such Valid Day or other date of valuation, payment or delivery may be postponed or added more than 100 Valid Days after the final day in the original Settlement Averaging Period or original other date of valuation, payment or delivery, as the case may be.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction other than during any such bankruptcy proceedings; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”), and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i) promptly following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer written notice of the weighted average of the types and amounts of consideration that holders of Shares actually receive upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii) (A) Counterparty shall give Dealer commercially reasonable advance (but in any event at least one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Convertible Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(b) or Section 14.04(d) of the Indenture) or Merger Event and (B) promptly following any such adjustment, Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(a) of the Indenture, the relevant Ex-Dividend Date (as such term is defined in the Indenture) or Effective Date (as such term is defined in the Indenture), as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP0” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section 14.04(c) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the Valuation Period (as such term is defined in the Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 14.04(e) of the Indenture, the first Trading Day (as such term is defined in the Indenture) of the period referred to in the definition of “SP’” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)	Agreements and Acknowledgements Regarding Hedging. Counterparty understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction, (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction, (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)	Early Unwind. In the event the sale of the [“Firm] [“Additional] Securities” (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 1:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date, the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”) on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)	Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(y)	[Acknowledgment regarding certain UK Resolution Authority Powers.

(i) Dealer is authorized by the Prudential Regulation Authority (“PRA”) and regulated by the Financial Conduct Authority and the PRA, and is subject to the Bank of England’s resolution authority powers, as contained in the EU Bank Recovery and Resolution Directive, and transposed in the UK by the Banking Act 2009. The powers include the ability to (a) suspend temporarily the termination and security enforcement rights of parties to a qualifying contract, and/or (b) bail-in certain liabilities owed by Dealer including the writing-down of the value of certain liabilities and/or the conversion of such liabilities into equity holdings (as described in further detail below). Pursuant to PRA requirements, Dealer is required to ensure that counterparties to certain agreements it enters into which are governed by non-EEA law contractually recognize the validity and applicability of the above-mentioned resolution powers, in order to ensure their effectiveness in cross border scenarios.

(ii) The terms of this section apply only to the Transaction and constitute our entire agreement in relation to the matters contained in this section, and do not extend or amend the resolution authority powers of the Bank of England or any replacement authority. The terms of this section may not be amended by any other agreements, arrangements or understandings between Dealer and Counterparty. By signing the Transaction, Counterparty acknowledges and agrees that, notwithstanding the governing law of the Transaction, the Transaction is subject to, and Counterparty will be bound by the effect of an application of, the Bank of England’s (or replacement resolution authority’s) powers to (a) stay termination and/or security enforcement rights, and (b) bail-in liabilities.]

(z)	[Insert relevant Dealer QFC language, if any.]

Please confirm that the foregoing correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and returning an executed copy to Dealer.

Yours faithfully,

[ ]

By:
Name:
Title:

[[ ]
as Agent

By:
Name:
Title: ]

Accepted and confirmed as of the Trade Date:

AKAMAI TECHNOLOGIES, INC.

By:
Authorized Signatory
Name: